EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:   Owen J. Onsum                                                                        June 22, 2007
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707)	678-3041

First Northern Community Bancorp
Announces New Stock Repurchase Program

Dixon, California - The Board of Directors of First Northern Community Bancorp (FNRN), holding company of First Northern Bank, has announced a new stock repurchase program for the Company’s outstanding common stock. Based on market conditions, share repurchases will be made from time to time in the open market or in privately negotiated transactions. The new repurchase program will begin June 22, 2007 and will remain in effect until June 21, 2009. The program allows purchases in an aggregate amount of up to 4% of First Northern Community Bancorp’s outstanding shares of common stock over each rolling 12-month period at prices not exceeding the prices then prevailing on the over-the-counter market. The new program replaces the stock repurchase program that commenced May 1, 2006.

The stock repurchase program is intended to provide management with an effective mechanism for capital management. Commenting on the stock repurchase program, Owen “John” Onsum, President & Chief Executive Officer said, “The Bancorp’s stock repurchase program demonstrates our ongoing commitment to providing fundamental value for our shareholders.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Downtown Sacramento, Roseville, and most recently in Folsom. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. First Northern Bank’s stock is listed on the OTC Bulletin Board under the ticker symbol “FNRN”. The Bank can be found on the Web at www.thatsmybank.com.

Forward Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First Northern's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. First Northern disclaims any intent or obligation to update these forward-looking statements.

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